COCA-COLA ENTERPRISES INC.          Exhibit 12

		 EARNINGS TO COMBINED FIXED CHARGES
		    AND PREFERRED STOCK DIVIDENDS
		     (In millions except ratios)

							Quarter ended
						     --------------------
						     March 28,  March 29,
						       1997       1996
						     ---------  ---------
Computation of Earnings:
  Earnings (loss) from continuing operations
    before income taxes......................         $ (54)     $  12
  Add:
    Interest expense.........................           104         74
    Amortization of debt
      premium/discount and expenses..........             6          6
    Interest portion of rent expense.........             5          2
						      -----      -----
Earnings as Adjusted.........................         $  61      $  94
						      =====      =====
Computation of Fixed Charges:
  Interest expense...........................         $ 104      $  74
  Capitalized interest.......................             -          1
  Amortization of debt
    premium/discount and expenses............             6          6
  Interest portion of rent expense...........             5          2
						      -----      -----
Fixed Charges................................           115         83

  Preferred stock dividends (a)..............             3          2
						      -----      -----
Combined Fixed Charges and Preferred
  Stock Dividends............................         $ 118      $  85
						      =====      =====

Ratio of Earnings to Fixed Charges (b).......           (c)       1.14
						      =====      =====
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends (b)..           (c)       1.10
						      =====      =====


(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)  Ratios were calculated prior to rounding to millions.

(c) Earnings for March 28, 1997 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $54 million and $57 million, respectively.